DEVELOPMENT SERVICES AGREEMENT
BETWEEN

CW SUGAR HOUSE, LLC,
OWNER,

CW SUGAR HOUSE JV, LLC,
DEVELOPER,

AND
SENTINEL REAL ESTATE SERVICES, LLC,
MANAGER

AUGUST 10, 2018

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DEVELOPMENT SERVICES AGREEMENT
THIS DEVELOPMENT SERVICES AGREEMENT is made and entered into this ____ day of August 2018 (the “Effective Date”), by and among CW SUGAR HOUSE, LLC, a Delaware limited liability company (“Owner”), CW SUGAR HOUSE JV, LLC, a limited liability company (“Developer”), and SENTINEL REAL ESTATE SERVICES, LLC, a California limited liability company (“Sentinel”).
W I T N E S S E T H:
WHEREAS, Owner is the owner of certain real property located in Salt Lake City, Utah, and Owner is desirous of engaging Developer as an independent contractor for the purpose of developing such real property and all improvements in the Project (as that term is hereinafter defined) upon the terms, conditions and covenants herein described; and
WHEREAS, Developer is desirous of developing said real property as an independent contractor of Owner.
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE 1

DEFINITIONS
As used herein the following terms shall have the meanings set forth below.
“Affiliate” shall mean a Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such Person.
“Agreement” shall mean this Agreement, together with all amendments hereto, all exhibits attached hereto and all other instruments and documents incorporated herein by reference.
“Arbitration” has the meaning assigned to it in Section 13.1(b).
“Arbitration Notice” has the meaning assigned to it in Section 13.1(b).
“Arbitrator” has the meaning assigned to it in Section 13.1(b).
“Architect” shall mean the architect engaged by Owner in connection with the design and construction of the Project.
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Base Development Fee” shall have the meaning set forth in Section 10.1 hereof.

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“Budget Category” shall mean the categories of costs and/or expenses set forth on the Construction Budget.
“Business Day” shall mean any day other than Saturday, Sunday or a day which in Utah is either a legal holiday or a day upon which national banking institutions are authorized by law to remain closed for the entire day.
“Completion” shall mean the occurrence of each and every one of the following: (a) issuance by the City of Salt Lake, Utah, and any other applicable governmental body, of the temporary certificates of occupancy (or similar document unequivocally authorizing occupancy) for the Project, (b) completion of all construction work on all portions of the Project, including all punch list items, (i) substantially in accordance with the Plans and Specifications, (ii) in compliance in all material respects with all applicable laws, rules, regulations and ordinances, and (iii) in compliance in all material respects with the terms of the Construction Loan documents, all as certified to the Owner in writing by Sentinel and, with regard to the matters set out in subparts (i) and (ii) of clause (b) above, certified also by the Project architect by its execution of a standard AIA certificate of substantial completion, (c) final payment for all work and materials involved in the construction of all portions of the Project, as evidenced by a general contractor’s final affidavit and lien release from the General Contractor with proof of payment of all subcontractors, including payment for all punch list items.

“Completion Date” shall mean July 1, 2021.
“Construction Budget” shall mean that certain detailed line-item final budget to be attached hereto as Exhibit A prior to the commencement of the Construction Loan Period, which will allocate the Hard Costs and Soft Costs among the items necessary to construct, equip, complete, operate and install the Project in accordance with the Plans approved by Owner and all legal requirements. Upon Owner’s approval of the Construction Budget, the parties shall execute an amendment to this Agreement to attach the Construction Budget hereto as Exhibit A, and to be incorporated herein.
“Construction Contract” means the Standard Form of Agreement Between Owner and General Contractor (AIA Form A-133 or A-101, with accompanying A201 General Conditions) to be executed by between the General Contractor and Owner and attached hereto as Exhibit B prior to the commencement of the Construction Loan Period. Upon Owner’s approval of the Construction Contract, the parties hereto shall execute an amendment to this Agreement to attach the Construction Contract hereto as Exhibit B, and to be incorporated herein.
“Construction Lender” mean the lender under the Construction Loan.
“Construction Loan” means the Loan to be obtained to construct the Improvements.
“Construction Period” shall mean the period of time commencing upon the commencement of construction of the Project and ending upon the Completion Date.

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“Control” and similar terms shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any interest, by contract or otherwise.
“Cost Savings Development Fee” shall have the meaning set forth in Section 10.1 hereof.
“Determination” has the meaning assigned to it in Section 13.1(b).
“Developer” shall have the meaning set forth in the Preamble.
“Developer Indemnified Parties” shall have the meaning set forth in Section 8.2 hereof.
“Development Services” shall mean those functions and responsibilities of Manager set forth in Section 2.1 hereof.
“Disbursement Request” shall have the meaning set forth in Section 3.5(m).
“Draw Request” shall have the meaning set forth in Section 6.2 hereof.
“Effective Date” shall have the meaning set forth in the Preamble.
“Entitlements” shall have the meaning set forth in Section 3.5(aa) hereof.
“Event of Bankruptcy” means (a) the filing of a voluntary or involuntary petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Bankruptcy Code (as now or in the future amended) or an admission seeking the relief therein provided, and (with respect only to an involuntary bankruptcy) the failure to have such petition dismissed within 60 calendar days of the date of filing; (b) making a general assignment for the benefit of the debtor’s creditors; (c) consenting to the appointment of, or the entry of a court order appointing, a receiver or trustee for all or a substantial part of the debtor’s property; or (d) the assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of the debtor’s property.
“Event of Default” shall mean any one or more of the events described in Section 11.2 hereof.
“Event of Force Majeure” means any one or more of the following events, notice of which has been given by Manager to Owner no later than five days following the occurrence thereof: (i) a strike or labor dispute, but only if it proximately causes a disruption or delay in the supply chain or performance of construction of the Project, (ii) a riot, civil disturbance, insurrection, war, or act of a public enemy, but only if it proximately causes a disruption or delay in the supply chain or the performance of construction of the Project, (iii) a court or administrative or other governmental order directing that the Project be stopped or delayed which does not result from an act or omission by the Company (but in no event shall any act or omission of a contractor, architect, engineer or other Project professionals be attributed to the Company), (iv) casualty at the job site proximately causing direct physical damage to the Project or proximately causing a disruption or delay in the supply chain of labor or materials to the Project, (v) an act of terrorism directed at the Project proximately causing physical damage to the Project or proximately causing a disruption or delay

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in the supply chain of labor or materials to the Project; or (vi) any act of God, but only if it proximately causes a disruption or delay in the supply chain or the performance of construction of the Project; provided, that, in no event shall the period during which an Event of Force Majeure is deemed to exist exceed 180 days.
“General Contractor” shall mean a general contractor, not affiliated with Owner, Developer or Manager, engaged by Owner for the construction of Improvements on the Project.
“Hard Costs” shall mean the aggregate costs described more fully in the Construction Budget approved by Owner and Manager for all labor, materials, equipment and fixtures necessary to completely construct and equip the Project, including the offsite work, and, without limiting the foregoing, costs of parking, landscape, irrigation, foundation and such other costs as are customarily considered “hard costs” of construction for projects such as the Project; but excluding therefrom the Development Fee, architects’, engineers’, lenders’ and attorneys’ fees, interest and carry charges, insurance and bond premiums, and any other Soft Costs.
“Improvements” means a Class A multi-family residential apartment complex, consisting of, among other things, approximately 240 luxury apartment units, as more particularly described in the Plans and Specifications, and all other improvements, structures and fixtures now or hereafter constructed on the Land.
“JAMS” shall have the meaning set forth in Section 13.1(a) hereof.
“Land” shall mean that certain real property situated in Salt Lake City, Utah, and being more particularly described on Exhibit C, attached hereto and incorporated herein.
“Manager” shall mean the Person or Persons designated by the Developer pursuant to Section 2.1 and all other Persons hereafter who may from time to time be duly appointed by Developer to serve as a Manager.
“Mediation” has the meaning assigned to in in Section 13.1(a).
“Mediation Notice” has the meaning assigned to it in Section 13.1(a).
“Mediator” has the meaning assigned to it in Section 13.1(a).
“Mediation Period” has the meaning assigned to it in Section 13.1(b).
“Monthly Draw Package” shall have the meaning set forth in Section 6.2 hereof.
“Operating Account” shall mean such account or accounts owned by Owner in such financial institutions as may be selected by Owner for the collection of revenue from and payment of expenses for the Project.
“Owner Delay” means the cumulative total of all delays that are due to one or more of the following items:

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(a)    Owner’s failure to respond within the time period specified in this Agreement to any written request for approval or obligation set forth in this Agreement, which written request shall include all information necessary for Owner to respond to the request, or if no time period is specified herein, within 10 Business Days following date of such written request; or
(b)    any other grossly negligent or intentional wrongful acts of Owner or Owner’s agents (including Owner’s construction consultant).
“Owner Indemnified Parties” shall have the meaning set forth in Section 8.1 hereof.
“Owner” shall have the meaning set forth in the Preamble.
“Performance Standard” shall have the meaning set forth in Section 2.1 hereof.
“Person” shall mean any corporation, partnership, limited liability company, joint venture, individual, trust, real estate investment trust, statutory trust, banking association, federal or state savings and loan institution and any other legal entity, whether or not a party hereto.
“Plans and Specifications” shall mean the architectural and engineering plans and specifications for the construction and installation of the Improvements to be approved by the Owner and attached hereto as Exhibit D prior to the commencement of the Construction Loan Period. Upon Owner’s approval of the Plans and Specifications, the parties shall execute an amendment to this Agreement to attach the Plans and Specifications hereto as Exhibit D, and to be incorporated herein.
“Prime” shall mean that per annum interest rate which is publicly announced (whether or not actually charged in each instance) from time to time (adjusted daily) by JPMorgan Chase Bank N.A. (or its successor) as its prime lending rate. In the event JPMorgan Chase Bank N.A. (or its successor) discontinues the quotation of such rate or in the event the same ceases to be readily ascertainable, “Prime” shall mean the rate of interest published in the Wall Street Journal from time to time as the “Prime Rate” and if such prime rate is not available, a rate of interest which is a reasonable substitute therefor as mutually agreed to by Owner and Developer.
“Project” shall mean the Land and all Improvements now or hereafter located thereon, such easements, agreements, and other rights appurtenant to the Land, and all equipment and other personal property necessary or incidental to the use and operation of the Land and Improvements.
“Project Control Report” shall have the meaning set forth in Section 6.2 hereof.
“Regional JAMS Office” has the meaning assigned to it in Section 13.1(a).
“Resolution Period” has the meaning assigned to it in Section 13.1(a).
“Scope Change Order” shall have the meaning ascribed to such term in Section 4.3 hereof.
“Scope of Work” shall mean all the scope of work to be performed as reflected in the Plans and Specifications with respect to the construction of the Project.

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“Soft Costs” shall mean all costs incurred in connection with the design, planning and financing of the Project, the maintenance, management and operation of the Project, and the marketing and leasing of the Project, including without limitation, leasing commissions, consultants’ fees, permit fees, the Base Development Fee, the Cost Savings Development Fee, advertising expenses, taxes, and premiums for insurance, interest, interest reserve loan fees, points and other financing costs, and, without limiting the foregoing, such other costs as are customarily considered “soft costs” of construction for projects such as the Project.
“Specialists and Consultants” shall have the meaning set forth in Section 3.2(b) hereof.
“Submanager” shall have the meaning set forth in Section 3.1.

“Term” shall have the meaning set forth in Section 11.1 hereof.

“Weekly Meetings” shall have the meaning set forth in Section 3.5(b) hereof.

ARTICLE 2

ENGAGEMENT OF DEVELOPER
2.1    Engagement. Owner hereby engages Developer as the exclusive development services manager with respect to the Project during the Term of this Agreement, for the purpose of managing, arranging, supervising and coordinating, the planning, design, construction, and Completion of the Project in accordance with the terms, conditions and limitations herein set forth (“Development Services”). Developer hereby accepts such engagement and hereby agrees to diligently perform its duties and the Development Services hereunder, which performance shall be carried out in a manner equal to the standard of care and quality of services rendered by reputable companies performing the same or similar type services for a Class A multi-family residential apartment complex in the Salt Lake City, Utah metropolitan area (“Performance Standard”).
2.2    Relationship. No provision hereof shall be construed to constitute Developer or any of its officers or employees as an employee or employees of Owner, nor shall any provision of this Agreement be construed as creating a partnership or joint venture between Developer and Owner, but rather Developer is and shall, for all purposes of this Agreement and the Project, be deemed an “independent contractor” of Owner. Neither Owner nor Developer shall have the power to bind the other party except pursuant to the terms of this Agreement. This Agreement is not intended to provide or create any agency relationship between Owner and Developer, and Developer shall have no right or authority, express or implied, to commit or otherwise obligate Owner in any manner whatsoever, except as expressly provided herein, and Developer agrees that it shall not hold itself out as having authority to act on behalf of Owner in any manner, except as expressly provided herein.

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ARTICLE 3

RESPONSIBILITIES OF MANAGER
3.1    Duties. Manager, on behalf of Developer, shall manage, arrange, supervise and coordinate the design, development and construction of the Project in accordance the Plans and Specification, take such actions as Owner may reasonably request, and perform all responsibilities set forth in this Agreement. In discharging its responsibilities hereunder, Manager shall perform its specific responsibilities in accordance with the Performance Standard. Developer hereby designates Sentinel as the “Manager” of the Development Services on behalf of Developer and Sentinel hereby accepts the duties of Manager hereunder. Manager shall have the right to subcontract some or all of its duties described herein to an Affiliate of Manager (each a “Submanager”); provided, however, no such subcontract shall release Manager from any obligation or liability under this Agreement. Except as expressly provided herein, the fees to be paid to Manager under this Agreement are inclusive of fees payable to any Submanager. Any Submanager shall at all times operate and maintain the Property in accordance with the terms and conditions set forth herein and Owner shall have no liability to any Submanager.
3.2    Pre-Development Phase. During the pre-development phase of the Project, Manager’s responsibilities will include, without limitation, the following, which shall be performed by:
(a)    Preparing and revising the Construction Budget. The Construction Budget shall include a month‑by‑month schedule of expenditures to be incurred in connection with the Project and, if Manager determines that the expected cost of the Project will exceed the amount set forth in the approved schedule of expenditures, Manager shall give prompt, detailed, written notice to Owner of such excess costs to be incurred by Owner in that month and the reason why the expenditures are in excess of the estimated expenditures for that month. Except with respect to Manager’s right to approve certain Scope Changes Orders without Owner’s consent, neither the giving of notice by Manager to Owner of excess expenditures in any month nor the payment of such excess expenditures, shall act to amend or otherwise modify the Construction Budget unless such modification is expressly approved by Owner in writing;
(b)    Recommending to Owner planning, architectural, engineering, interior design and other specialists and consultants for the Project (collectively, the “Specialists and Consultants”), coordinating the process for the selection of such Specialists and Consultants for the Project (including a competitive bidding process), reviewing and analyzing proposals from such Specialists and Consultants, and, following approval thereof by Owner, preparation and/or review and evaluation of proposed contracts between Owner and such Specialists and Consultants, and, if requested by Owner, the negotiation of such proposed contracts (it being understood that all contracts shall be signed by Owner and, therefore, subject to Owner’s prior approval). Owner shall approve or describe the reason for disapproval of all contracts for Specialists and Consultants within 7 days of the date of Manager’s written request therefor, which written request shall include all information reasonably necessary for Owner to respond to Manager’s request;
(c)    Establishing the Project’s design criteria;

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(d)    To the extent not already completed, initiating and monitoring the preparation of boundary and topographic surveys of the Land or applicable portions thereof; and
(e)    To the extent not already completed, initiating and monitoring the preparation of site plans showing the location of roads, utilities, buildings, parking areas and other improvements to be constructed in connection with the Project.
3.3    Design Development Phase. During the design development phase of the Project, Manager shall coordinate with Owner, Architect and the other Specialists and Consultants to obtain final drawings and specifications (including mock-ups and color samples) acceptable to Owner, and Manager’s responsibilities will include, without limitation, the following:
(a)    Reviewing, commenting on and coordinating changes in preliminary design and working drawings, specifications and site plans that are requested by Owner;
(b)    Working with Owner, Architect and other Specialists and Consultants to enhance compatibility of architectural drawings with other elements of the Project;
(c)    Obtaining cost estimates from Specialists and Consultants and/or contractors and preparing revisions to the Construction Budget for the construction phase in light of design development;
(d)    Advising Owner with respect to preferred construction methods;
(e)    Preparing a development schedule and timetables for the Scope of Work acceptable to Owner;
(f)    Coordinating the finalization and approval by Owner of final drawings and specifications, including landscaping plans, mechanical and electrical drawings and architectural appearance for common areas of the Project;
(g)    Identifying and recommending to Owner proposed major subcontractors for the Project, coordinating the process for the selection by Owner of the major subcontractors (including a competitive bidding process, if requested by Owner), analyzing proposals from such proposed major subcontractors and reviewing for acceptability the bids received from major subcontractors;
(h)    Preparing and/or reviewing and evaluating agreements with Construction Contractor, and, if requested by Owner, negotiating such agreements (it being understood that all agreements shall be signed by Owner and, therefore, subject to Owner’s prior approval);
(i)    Administering and overseeing the selection by Construction Contractor of major subcontractors as appropriate for construction of any improvements Owner authorizes to be constructed; and
(j)    Obtaining all building, development, and other permits and governmental approvals necessary to commence and Complete the Project.

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3.4    Construction Phase. At all times during the Scope of Work, Manager’s responsibilities with respect to the Project will include the following:
(a)    Making weekly visits to the job site to review the work and progress of construction with Construction Contractor, the Architect and the other Specialists and Consultants;
(b)    Consulting with Owner regarding proposed changes and modifications to the Plans and Specifications and coordinating issuance of Scope Change Orders if and when changes are approved in writing by Owner, Construction Contractor, and other necessary parties;
(c)    Cooperating with Owner and/or Construction Lender, including, without limitation, responding promptly to any questions and requests for written information from Owner and/or any Construction Lender and Construction Lender’s agents and representatives regarding progress of construction, construction methods, scheduling, and any other information regarding the Project. Owner agrees to copy Manager on all of Owner's communications with Construction Lender relating to the Project;
(d)    Coordinating the turnover of portions of the Project as and when the same are appropriately completed, including performing walk-throughs to identify punch list items;
(e)    Coordinating efforts by all appropriate parties to complete each phase of the Project in accordance with the Plans and Specifications, as the same may be amended from time to time with the approval of all necessary parties, such efforts to include, without limitation, assisting in the scheduling of inspections and the preparation of punch list items;
(f)    Coordinating efforts by all appropriate parties to complete the punch list items identified by Architect, Construction Contractor and Owner; and
(g)    Obtaining, or causing the Architect or Construction Contractor to obtain, on behalf of Owner, permanent certificates of occupancy (or other appropriate and necessary governmental permission to occupy) with respect to the Project.
3.5    All Phases. During all phases of the Project, Manager’s responsibilities will include the following:
(a)    Providing Owner with informal progress reports so as to keep Owner fully apprised of the progress of the Scope of Work, and provide Owner with the Disbursement Requests or Draw Requests, as applicable, and the Project Control Reports as provided in Section 6.2 hereof;
(b)    Organizing and coordinating weekly Project meetings, which Owner shall be entitled to attend at such time as mutually agreed to by Owner and Manager (the “Weekly Meetings”).
(c)    Complying with all terms, conditions and covenants contained in the Construction Contract;

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(d)    Preparing and submitting to Owner supplements and refinements to the Construction Budget for Owner’s approval as development of the Project moves through its various phases to completion;
(e)    Notifying Owner of any actual or anticipated change in the development schedule of which Manager becomes aware;
(f)    Notifying Owner of any actual or anticipated increase in a Budget Category within the Construction Budget of which Manager becomes aware;
(g)    Upon receipt of Owner’s written approval, seeking to obtain any variances or rezoning of such portion of the Land as are necessary or appropriate to cause the Project to be in compliance with applicable codes, laws, regulations and ordinances;
(h)    Advising Owner with respect to (1) all dealings with all governmental authorities who have control over the development of the Project and the construction of all improvements, and (2) the contest by Owner of any law, regulation or rule which Owner deems to adversely affect the Project;
(i)    Coordinating and managing the performance of the Construction Contractor, the Architect and the other Specialists and Consultants under their respective contracts with Owner and giving or making Owner’s instructions, requirements and approvals provided for in such contracts after obtaining Owner’s written approval with respect thereto;
(j)    Using reasonable and diligent efforts to resolve and settle any conflict among the Construction Contractor, the Architect and the Specialists and Consultants and keeping Owner fully informed with respect to such conflicts and settlement discussions;
(k)    Negotiating with all applicable utility companies, whether governmental or otherwise, for the installation of all applicable utility services to the Project on a timely basis, with Owner bearing the cost of all required utility deposits and costs of installation;
(l)    Assembling construction related information required for Owner to obtain construction financing with respect to the Project and providing such other assistance in connection with obtaining such financing as requested by Owner;
(m)    Organizing and coordinating a schedule of monthly disbursement and draw meetings to be attended by Manager and Owner as a part of the Weekly Meetings;
(n)    Until such time as the Construction Loan has commenced, compiling and submitting to Owner for Owner’s review and approval (prior to disbursement), which approval shall not be unreasonably withheld, disbursement requests, which shall include: (i) a certificate of completion and payment authorization on AIA G702/703 or equivalent pay application forms, properly executed by the contractor and architect, (ii) copies of invoices and supporting documentation, (iii) conditional lien waivers (except for the final payment) covering all work done and/or materials supplied for which disbursement is requested to a date specified therein, (iv)

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unconditional lien waivers covering all work done and/or materials supplied for the immediately preceding disbursement with proof of prior payment, and (v) any other information reasonably required by Owner (each a “Disbursement Request”). In the event that Owner fails to respond to any request for approval of a Disbursement Request within five Business Days following Manager’s submission to Owner, Owner shall be deemed to have denied the applicable Disbursement Request.
(o)    After the commencement of the Construction Loan, preparing all Construction Loan draw requests in form and content sufficient to permit Construction Lender to approve or to disapprove such draw requests and preparing such other reports relating to the Scope of Work as may be required by Construction Lender;
(p)    Reviewing applications for payment submitted by the Construction Contractor and other Specialists and Consultants and preparing documentation for all requests for payments from Owner, in form and content sufficient to permit Owner to determine the appropriateness of such payments;
(q)    Coordinating the performance of any tests and inspections required by the Construction Lender or governmental authority;
(r)    Promptly notifying Owner upon learning of any event of default or event which, with the giving of notice and the passage of time or both, might constitute a default or event of default under any document or instrument pertaining to the Project. In the event of any default or event of default by any Person, Manager shall consult with Owner concerning the action to be taken with respect thereto and, at the expense of Owner, take such action as Owner shall reasonably direct with respect to such default or event of default;
(s)    Subject to the terms of this Agreement, taking whatever actions are appropriate to accomplish Completion of the Project in accordance with the approved development schedule, and the Plans and Specifications, within the Construction Budget approved by Owner, and in compliance with applicable law;
(t)    Subject to the terms of this Agreement, complying, at Owner’s expense, with the Owner’s obligations relating to the Project undertaken by Owner in any written agreement (including, without limitation, loan documents (including providing all materials and submissions required thereunder)) and notifying Owner promptly in the event Manager becomes aware of any noncompliance;
(u)    Sending to Owner copies of all written notices received by Managaer from the Architect, the Construction Contractor, the Specialists and Consultants and legal authorities;
(v)    Advising Owner with respect to any master planning issues relating to the Project, traffic planning issues, historic preservation issues, aesthetic issues relating to buildings and sites, and building occupancy criteria issues;

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(w)    Timely filing on behalf of, and as agent for, Owner any notices of completion required or permitted to be filed and taking such action as may be required to obtain required licenses or permits;
(x)    Recording and reporting to Owner (in form reasonably acceptable to Owner) the progress of the construction of the Project, which reports shall be made on a monthly basis and shall include interim reports on the status of Completion of the Project relative to the construction schedule, the expenditures under the Construction Budget, any changes in the Plans and Specifications that Manager believes may be required, lists of Scope Change Orders and any other matters affecting, or that Manager believes may affect, in any material respect the timely Completion of the Project in accordance with the Construction Budget and the Plans and Specifications;
(y)    Causing complete and accurate files, books of account and other records of all costs and expenses of the Project incurred by Owner to be prepared and maintained in accordance with generally accepted accounting principles;
(z)    Cooperating in all respects with Owner, its agents and representatives in connection with the construction of the Project;
(aa)    Obtaining all consents, approvals and permits necessary or appropriate for the Completion and operation of the Project in accordance with the Plans and Specifications (collectively, the “Entitlements”);
(bb)    Ensuring the proper protection of and accounting for the Project, and shall deal at “arms-length” with all third parties and, except as expressly authorized under the provisions of this Agreement, not make any payment to or enter into any arrangement with any of its Affiliates, or permit any of its Affiliates to take any action which would favor any other property owned, managed or represented by Manager or its Affiliates over the Project, and shall otherwise serve the interests of Owner at all times; and
(cc)    Performing generally such other acts and things as may be reasonably required in accordance with this Agreement for the full and complete supervision, coordination, planning, design, development, construction and completion of the Project and advising and consulting with Owner with respect thereto.
No delegation by Manager of any of its obligations hereunder shall be permitted without the prior written consent of Owner and no such delegation shall relieve Manager of any responsibility or liability with respect to such obligations hereunder.
3.6    Completion of the Project. Subject to Events of Force Majeure and Owner Delay, Manager shall cause the Completion of the Project by the Completion Date, in compliance with such contractual obligations of Owner, including obligations under loan documents, in accordance with the Construction Budget and in compliance with applicable law and the Plans and Specifications.

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3.7    Employees. Manager shall have in its employ at all times a sufficient number of employees to enable Manager to properly perform its duties and obligations under this Agreement. Manager shall, at Manager’s sole cost and expense, pay for all costs and expenses related to the employment of such personnel. All persons, other than independent contractors, employed by Manager in the performance of its responsibilities hereunder shall be exclusively controlled by and shall be the employees of Manager and not of Owner, and Owner shall have no liability, responsibility or authority with respect thereto.
3.8    Information. Manager shall keep Owner fully informed on a regular basis of the progress of the Project and the Scope of Work, including, to the extent applicable (a) all meetings to be held with governmental officials, (b) all meetings of the project construction team, which shall include Owner and the contractors, architects and engineers engaged in connection therewith, and (c) any defaults, or potential defaults of any material nature under this Agreement or any of the agreements entered into in connection with this Agreement. All notices, progress reports, monthly reports (as provided in Section 6.2 hereof), documents and other such information required to be delivered by Manager to Owner under this Agreement shall be delivered to the Owner.
3.9    Continuing Obligation to Perform. In the event that any claim, dispute or other matters in question between the parties to this Agreement arises out of or relates to this Agreement or the breach thereof, Manager, on behalf of Developer shall, at Owner’s sole election, continue to provide the Development Services and otherwise perform its duties and obligations under this Agreement throughout the pendency of any dispute between the parties so long as Owner continues to pay Developer those amounts to which Developer is entitled with respect to those services that are not the subject of the dispute between the parties.
ARTICLE 4

CONSTRUCTION BUDGET
4.1    Implementation of Construction Budget. Manager is hereby authorized and directed to implement the Construction Budget for the Project pursuant to this Agreement. Manager shall, using efforts in accordance with the Performance Standard, require the General Contractor to ensure that the actual costs incurred for each Budget Category as set forth in the Construction Budget shall not exceed such category in the Construction Budget. Manager shall advise Owner promptly if it appears that the total costs in any Budget Category specified in the Construction Budget will exceed the amount budgeted therefor. All expenses shall be charged to the proper Budget Category in the Construction Budget. Subject to revisions permitted in Section 4.2 below, Manager shall secure Owner’s prior written approval before (x) transferring any amounts in the contingency category to any other line item in the Construction Budget or (y) incurring and paying any cost which will result in aggregate expenditures under any one Budget Category in the Construction Budget exceeding the amount budgeted therefor.
4.2    Reallocation of Cost Savings. Manager’s reallocation of actual savings in line items in the Construction Budget to other line items in the Construction Budget shall be subject to the prior written approval of the Construction Lender and Owner, which approval of Owner shall not be unreasonably withheld or delayed.

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4.3    Scope Change Orders. Manager acknowledges that no change shall be made to the Construction Budget for any costs associated with the construction of the Project (a “Scope Change Order”) without the prior written consent of Owner, which consent will not be unreasonably withheld or delayed, and Owner agrees to approve or describe the reason for disapproval of all Scope Change Orders within 10 Business Days of the date of Manager’s written request, which written request shall include all information reasonably necessary for Owner to respond to Manager’s request; provided, however, Owner’s consent shall not be required for any single Scope Change Order that is less than $50,000, or for Scope Change Orders of $250,000 in the aggregate for the fiscal year. All Scope Change Orders must be accompanied by detailed information regarding the need for such Scope Change Order.
ARTICLE 5

AUTHORITY OF MANAGER
5.1    General Authority. Manager shall carry out and discharge the responsibilities and obligations of Manager under this Agreement (including, without limitation, all of the responsibilities imposed upon Manager under Article 3 hereof); provided, however, that Manager shall have no right or authority, express or implied, to commit or otherwise obligate Owner in any manner whatsoever except to the extent specifically provided herein or specifically authorized in writing by Owner.
5.2    Certain Owner Approvals. Notwithstanding any provisions of this Agreement (including, without limitation, Section 4.1 hereof), but without limiting the other restrictions on Manager’s authority contained herein, Manager shall not take any action, expend any sum, make any decision, give any consent, approval or authorization, enter into any agreement or incur any obligation with respect to any of the following matters unless and until the same have been approved in writing by Owner:
(a)    Entering into any contract with any Specialists or Consultants or any other contract related to, or in connection with, the Project, or any amendments to such contracts, or taking any action, omitting to take action or giving any notice, the taking, omission or giving of which will (i) result in the reduction, release or discharge of any party to any such contract, or (ii) consent to any other party to any contract to assign or otherwise transfer its rights or obligations thereunder.
(b)    Authorizing the preparation of any architectural plans, specifications and drawings prior to the construction of the Project.
(c)    Authorizing or approving any proposed change in construction or in the Plans and Specifications therefor as previously approved by Owner or in the cost thereof, or any other change which would affect design, cost, value or quality.
(d)    Commence, settle or otherwise compromise any litigation for or on behalf of Owner.

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(e)    Commit or otherwise obligate Owner in any manner with any party including, without limitation, any governmental authority, utility company, lender, Specialist or Consultant, Construction Contractor or Architect.
ARTICLE 6

ACCOUNTING AND REPORTS
6.1    Books of Account. Manager, on behalf of Developer, shall maintain or cause to be maintained for a period of not less than seven (7) years after the expiration of the Term, proper and complete books of account which shall fully and accurately reflect the planning, design, construction, and Completion of the Project. All entries to such books of account shall be supported by sufficient documentation to permit Owner and its representatives and any of their auditors to ascertain that said entries are properly and accurately recorded. Such books of account shall be located at Manager’s principal office and shall be maintained in accordance with generally accepted accounting principles, consistently applied. Manager shall keep vouchers, statements, receipted bills and invoices and all other records covering all collections, if any, disbursements and other data prior to final completion of construction. Upon written request by Owner during the requisite seven year period, the originals of all such accounts and records, including all correspondence, shall be delivered to Owner without charge therefor. Records and accounts shall be maintained on a basis sufficient to permit the preparation therefrom of financial statements in accordance with generally accepted accounting principles and shall be adequate to provide Owner and its representatives with all financial information as may reasonably be needed by Owner. This Section 6.1 shall survive any termination of this Agreement.
6.2    Monthly Reports. Promptly following the end of each calendar month during the Term, Manager shall prepare both a monthly Disbursement Request or a Draw Request, as applicable, and a Project Control Report with respect to the Project in form reasonably satisfactory to Owner and shall cause the same to be delivered to Owner. The “Draw Request” shall mean a draw request in form reasonably agreed to by Manager and Owner which shall include a project cost summary spreadsheet which shall be a static financial account of all costs incurred (hard and soft) and a schedule of costs incurred to date and any funding required from Owner and all fees due and payable from Owner to Manager pursuant to the terms of this Agreement (collectively, the “Monthly Draw Package”). The “Project Control Report” shall mean a form of project report reasonably agreed to by Manager and Owner which shall include an updated project schedule, the most current progress reports or other written reports received from the Architect or the Specialists or Consultants, and a comparison of the amount of actual costs incurred as of the effective date of such report to the budgeted costs as of such date, shown on a line‑item basis using the same categories or line items set forth in the Construction Budget. The Project Control Report shall also include information with respect to the status of the Project defaults, and shall otherwise be in a form and contain types of information satisfactory to Owner. Together with each Disbursement Request or Draw Request, as applicable, Manager shall submit (or cause the Contractor to submit) AIA documents G702 Application for Payment and G703 Continuation Sheet for each direct contract in place. Each such request shall be certified by the Manager as being consistent with the terms and provisions of this Agreement.

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6.3    Examination of Books and Records. Owner and Owner’s agents and representatives, at Owner’s expense, shall have the right at all reasonable times during normal business hours and upon at least 24 hours advance written notice, to audit, examine, and make copies of or extracts from the books of account and records maintained by Manager with respect to the Project. If Owner shall notify Manager of either weaknesses in internal controls or errors in record keeping, Manager shall correct such weaknesses and errors as soon as possible after they are disclosed to Manager. Manager shall notify Owner in writing of the actions taken to correct such weaknesses and errors. If any such audit shall disclose any overpayment by Owner to Manager, written notice of such overpayment shall be provided to Manager and the amount of such overpayment shall be promptly reimbursed by Manager to Owner together with interest at the Prime rate plus 2% from the date of payment by Owner until the date repaid by Manager. If such audit shall disclose an underpayment by Owner to Manager, written notice of such underpayment shall be provided to Manager and the amount of such underpayment shall be promptly paid by Owner to Manager plus 2% from the date of underpayment by Owner until paid by Owner. This Section 6.3 shall survive any termination of this Agreement.
ARTICLE 7

COLLECTION AND PAYMENT OF EXPENSES
7.1    Intentionally Omitted.
7.2    Costs Payable from the Operating Account.
(a)    Manager shall manage on behalf of Owner the payment, directly from the Operating Account, of all costs and expenses incurred in connection with the Project, provided that such costs are incurred pursuant to and authorized by or otherwise are within the Construction Budget and within the authority granted to Manager under this Agreement.
(b)    Manager shall pay directly from the Operating Account on a monthly basis the Development Fee to Developer, provided that no such disbursement shall be made of sums as to which any good faith dispute exists between Owner and Developer unless and until such dispute is resolved by agreement of Owner and Developer or by appropriate proceedings.
(c)    Notwithstanding the foregoing, upon the occurrence and continuance of an Event of Default by Manager, Owner shall have the right, by notice to Manager, to assume direct control over the expenditure of funds from the Operating Account at any time.
(d)    From time to time Owner may withdraw from the Operating Account all cash balances derived in connection with the Project less such amounts for the Project’s working capital in the minimum amount of $250,000 (which shall remain in the Operating Account) reasonably necessary to enable Manager, on behalf of Owner, to pay anticipated expenses and fees, if any, due, subject to any limitation or requirements as to the establishment of reserves as set forth in the then current Construction Budget or as otherwise directed by Owner. The schedule for the transfer of funds and the balance permitted to remain in the Operating Account may be changed from time to time by written instructions from Owner.

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7.3    Owner’s Funds; Signatory Authority. Except as otherwise directed by Owner, Manager will have signature authority to disburse from the Operating Account those costs and expenses in accordance with the Construction Budget. Such account or accounts shall be subject to withdrawal only upon the signature or signatures of individuals approved by Owner, each of which shall be covered by fidelity insurance in an amount as provided in Exhibit E attached hereto and incorporated herein. Owner shall have the right, at any time following the occurrence and continuance of an Event of Default by Manager, to terminate Manager’s authority with respect to such accounts. All such funds shall be and shall remain the property of Owner and shall be disbursed by Manager in payment of the obligations of Owner incurred in connection with the Project, or, subject to the provisions of Section 7.2, shall be disbursed by or at the direction of the Owner. Manager shall not commingle Owner’s funds with the funds of any other Person.
7.4    Owner’s Duty to Provide Funds. Owner agrees that Owner will provide, as and when necessary, all such amounts as are required to pay when due all current obligations of Owner in connection with the development and construction of the Project, including all obligations of Owner to Manager hereunder. Developer shall promptly notify Owner with a reasonably detailed explanation if there are insufficient funds in the account described in Section 7.1 above. Notwithstanding anything in this Agreement to the contrary, Owner shall be under no obligation to provide any amounts for the payment of the Hard Costs, Soft Costs, or any obligations of Owner to Manager hereunder, unless the Monthly Draw Package is accompanied by lien waivers from the Construction Contractor and all other contractors, subcontractors and material suppliers as set forth in the Draw Request. Lien waivers will be accepted not more than one month in arrears. In addition to the actual lien waivers, a “lien waiver summary spreadsheet” shall be supplied by either the Construction Contractor or Manager such that a project to date review of lien waivers submitted can be reviewed.
7.5    Investment of Owner’s Funds. If at any time there are in the bank account or accounts established pursuant to Section 7.1 above, funds of Owner, from whatever sources, temporarily exceeding the immediate cash needs of the Project, Manager shall promptly advise Owner of the existence of such excess funds, and Manager may (and at the discretion of Owner shall) invest such excess funds in such savings accounts, certificates of deposit, United States Treasury obligations, commercial paper, money market accounts, repos, and the like, as Owner shall direct, provided that the form of any such investment shall be consistent with Manager’s need to be able to liquidate any such investment to meet the cash needs of the Project from time to time. All interest or other income resulting from such investment shall be the property of Owner and shall be held and disbursed by Manager in accordance with this Article 7.
ARTICLE 8

INDEMNITY; LIABILITY; PLANS
8.1    Indemnity of Owner. Manager hereby agrees to indemnify, defend and hold harmless Owner, the members of Owner and their respective officers, directors, parents, subsidiaries, trustees, investment advisors, agents and employees (collectively, the “Owner Indemnified Parties”), from and against any and all claims, damages, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses (including without limitation reasonable

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attorneys’ fees and court costs incurred in connection with the enforcement of this indemnity or otherwise) suffered or incurred by any of the Owner Indemnified Parties as a result of or related to (i) any failure by Manager to comply with its obligations under this Agreement, (ii) fraud, gross negligence or willful misconduct of Manager in connection with this Agreement, the Development Services or Scope of Work hereunder, or (iii) Manager acting outside the scope of its duties or authority hereunder.
8.2    Indemnity of Manager and Developer. Owner hereby agrees to indemnify, defend and hold harmless Manager, Developer, their officers, directors, shareholders, partners, agents and employees (collectively, the “Developer/Manager Indemnified Parties”), from and against any and all claims, damages, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses (including without limitation reasonable attorney’s fees and court costs incurred in connection with the enforcement of this indemnity or otherwise), arising out of the management, operation or condition of Property or Manager's performance of Manager's duties and activities when Manager is acting in accordance with or pursuant to the terms and provisions of this Agreement or acting under the express direction of Owner, except to the extent arising out of or relating to: (i) fraud, gross negligence or willful misconduct of Manager in connection with this Agreement, or (ii) Manager acting outside the scope of its duties or authority hereunder.
8.3    Survival of Indemnities. The provisions of Sections 8.1 and 8.2 hereof shall survive the completion of Developer’s and Manager’s duties and obligations hereunder or any termination of this Agreement.
8.4    No Obligation to Third Parties. None of the responsibilities and obligations of Manager, Developer or Owner under this Agreement shall in any way or in any manner be deemed to create any liability of Manager, Developer or Owner to, or any rights in, any Person other than Owner, Manager, Developer, the Owner Indemnified Parties, and the Developer Indemnified Parties.
8.5    Ownership of Plans. All plans, drawings and specifications prepared for Owner pursuant to this Agreement shall remain the property of Owner whether or not the Project is Completed, and Developer shall not make use of any of such plans, drawings or specifications for any other project or for any other purpose.
ARTICLE 9

INSURANCE
9.1    Insurance Requirements. Throughout the Term of this Agreement, Manager shall obtain insurance with respect to the Project, and Manager and any Submanager shall maintain in force in accordance with the provisions contained in Exhibit E attached hereto and incorporated herein by this reference, with the premiums and other costs and expenses for such required insurance to be borne by the party required to maintain such insurance. A copy of a certificate of insurance in force, issued by the insurer as provided in Exhibit E attached hereto, shall be delivered by the party required to maintain such insurance to the other party on or before the commencement of the

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Project on the Land, and with respect to renewal or replacement policies, not less than 30 calendar days prior to the expiration of the policy being renewed or replaced.
9.2    Contractor’s Insurance. Except to the extent substantially identical coverage has been obtained by Owner, Developer or Manager under insurance policies covering Owner, Developer or Manager and such contracting parties, all service contracts for the performance of services with respect to the Project shall require the contracting party thereunder to maintain insurance coverage, at such party’s expense, in the minimum amounts shown on Exhibit E (in each instance unless and except to the extent that, based on the size of the contract and the nature of the services provided, Owner approves exceptions or different standards) and no work shall be performed under any such contract until the service provider has delivered to Manager, Developer, Owner and Construction Lender copies of certificates of the required insurance and placed the original certificates in the Project’s files.
9.3    Waiver of Subrogation. Each insurance policy maintained by Owner, Developer and Manager with respect to the Project shall contain a waiver of subrogation clause, so that no insurer shall have any claim over or against Owner, Developer or Manager, as the case may be, by way of subrogation or otherwise, with respect to any claims which are insured under any such policy.
ARTICLE 10

COMPENSATION OF DEVELOPER AND COTTONWOOD
10.1    Base Development Fee for the Project. For and in consideration of the Development Services rendered by Developer during the Construction Period, Owner shall, subject to and in accordance with the terms and provisions of this Agreement, pay to Developer an amount equal to 3% of total projected Hard Costs contained in the initial, approved Construction Budget (the “Base Development Fee”). The Base Development Fee shall be payable as follows: 30% of the Base Development Fee shall be payable within 30 days following the date that Owner acquires the Land and the remaining 70% of the Base Development Fee shall be payable in 26 equal monthly installments commencing on the first day of the Construction Period and continuing on the first day of each succeeding calendar month thereafter. Should an Event of Default occur, then, after the date of such event, no subsequent installments of the Development Fee shall be paid to Developer; provided, that if such Event of Default is subsequently cured by Manager before the Owner exercise its rights and remedies hereunder, the Owner shall pay to Developer the amount of the Development Fee not paid to Developer by reason of such Event of Default. Notwithstanding anything herein to the contrary, payment of the entire Development Fee attributable to the Project shall not relieve Manager from its obligations to complete the remaining Development Services (including punch list items) or other duties hereunder with respect to Project. If the total actual Hard Costs exceed the total projected Hard Costs, Owner shall pay Manager 3% of the difference between the total projected Hard Costs and the total actual Hard Costs.
10.2    Developer Fee Cost Savings. Within 30 days following the end of the Construction Period, Owner shall pay additional Developer fees equal to the difference between (a) total actual Hard Costs, excluding (i) Hard Costs related to any Scope Change Order initiated by Owner, and (ii) costs directly resulting from Owner's Delay, provided that in either (i) or (ii) Manager has

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identified and notified Owner as excluded the applicable Scope Change Order as of the date of such Scope Change Order or within 10 business days following Manager’s knowledge of the occurrence of the Owner Delay, and (b) the initial Construction Budget to be attached hereto as Exhibit A, but not to exceed 1.5% of Project Hard Costs (“Cost Savings Development Fee”).
ARTICLE 11

TERM AND TERMINATION
11.1    Term. The term of this Agreement (the “Term”) shall commence on the date of this Agreement and shall continue until the date that is 90 days after the Completion Date of the Project unless this Agreement is earlier terminated pursuant to the provisions contained in this Agreement.
11.2    Events of Default. The occurrence of any of the following events shall constitute an event of default (“Event of Default”) hereunder by Manager:
(a)    Manager fails to observe, perform or comply with any term, covenant, agreement or condition of this Agreement which is to be observed, performed or complied with by such party under the provisions of this Agreement, and such failure shall continue uncured for 10 days after the giving of written notice thereof by the Owner specifying the nature of such failure, unless such failure can be cured but is not susceptible, using due diligence, of being cured within said 10 day period, in which event such a failure shall not constitute an Event of Default if Manager commences curative action within said 10 day period, and thereafter prosecutes such action to completion with all due diligence and dispatch and completes such cure within 30 days after the giving of such notice;
(b)    an Event of Bankruptcy with respect to Manager;
(c)    Manager misappropriates any funds of Owner or otherwise commits an act of fraud against Owner, or if Manager commits any act or omission constituting gross negligence, material misrepresentation, fraud or willful misconduct;
(d)    The Construction Lender delivers written notice to the Owner, the Developer or any guarantor that the Owner has failed to complete the Project in accordance with the terms of the Construction Loan documents, to the extent such failure to complete was caused by Manager and Manager fails to cure such breach within the maximum cure period permitted under the Construction Loan documents. A guarantor’s cure of such breach under the Construction Loan documents shall not constitute a cure of Manager’s Event of Default hereunder; or
(e)    The City of Utah delivers written notice to Owner that Owner has failed to comply with the provisions of that certain Development Agreement, dated January 9, 2018, recorded on January 10, 2018 in Book 10637, Page 6064-6073, in the Salt Lake City Recorder’s Office, assumed by Owner, to the extent such failure to comply was caused by Manager and Manger fails to cure such breach within the maximum cure period permitted under such Development Agreement.

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11.3    Remedies on Manager Default. Upon the occurrence and during the continuance of any Event of Default, the Owner shall be entitled to do any or all of the following: (a) cause the termination of this Agreement in accordance with Section 11.4(a) hereof; (b) suspend any and all fees payable to Manager or any Manager Affiliate, if any; (c) offset damages incurred by Owner, including any amounts due and owing to Owner Indemnified Parties under Section 8.1, against any and all sums owed to Manager hereunder; (d) remove Sentinel as Manager by notice to Manager given at any time prior to the date Manager cures such Event of Default and Cottonwood shall assume the role as Manager or may designate an Affiliate of Cottonwood as Manager; provided, however, even if Sentinel cures the Event of Default following removal as Manager, Sentinel shall have no right to be reinstated as Manager; and (e) exercise each and every other right or remedy available with respect to such Event of Default under this Agreement, at law or in equity..
11.4    Early Termination. This Agreement shall be subject to early termination upon the following terms and conditions: (a) by the non-defaulting Party, by notice to the defaulting party upon the occurrence and during the continuance of any Event of Default; and (b) automatically upon the closing of the sale or disposition of the Project.
11.5    Obligation for Fees and Expenses Upon Termination. Upon any termination of this Agreement, Owner shall pay to Developer all amounts due and payable to Developer as of the date of termination pursuant to the terms of this Agreement (including, without limitation, any accrued but unpaid installments of the Development Fee), and upon the payment of all amounts due and payable under this Section 11.5, subject to those rights and obligations that expressly survive a termination of this Agreement, Owner and Developer shall have no further rights, duties, liabilities or obligations whatsoever under this Agreement. Notwithstanding the foregoing, in the event of a termination of this Agreement pursuant to Section 11.4, Owner shall have the right to offset the damages it suffered as a result of Manager’s default against any and all sums owed to Manager under this Section 11.5, and Manager’s liability for any damage caused by Manager’s breach of this Agreement shall survive termination of this Agreement.
11.6    Actions Upon Termination. Upon any termination of this Agreement, Manager shall promptly account for and deliver to Owner any monies due Owner under this Agreement, whether received before or after such termination, and shall deliver to Owner or to such other Person as Owner shall designate in writing, all materials, supplies, equipment, keys, contracts, documents and books and records pertaining to this Agreement or the Project within the possession or control of Manager. Manager shall also furnish all such information, take all such other action and shall cooperate with Owner as Owner shall reasonably require in order to effectuate an orderly and systematic termination of Manager’s duties and activities hereunder and orderly and systematic transfer of duties to Manager’s successor. This Section 11.6 of this Agreement shall survive any termination of this Agreement.
ARTICLE 12

MISCELLANEOUS
12.1    Governing Law/Consent to Jurisdiction/Waiver of Trial by Jury.

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THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF UTAH, AND ENTERED INTO BY OWNER, DEVELOPER AND MANAGER IN THE STATE OF UTAH, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED BY THIS AGREEMENT, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY, PERFORMANCE AND ENFORCEABILITY. THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF UTAH APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT.
ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST OWNER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY ONLY BE INSTITUTED IN A FEDERAL OR STATE COURT IN THE STATE OF UTAH, COUNTY OF SALT LAKE COUNTY, AND EACH PARTY WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING. OWNER, DEVELOPER AND MANAGER HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.
Each party, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right it may have to a trial by jury in any action brought with respect to this Agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statements (whether oral or written) or actions of any party to this Agreement. No party may seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.
These provisions shall not be deemed to have been modified in any respect or relinquished by either party except by a written instrument executed by such party.
12.2    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.
12.3    Entire Agreement. This Agreement contains the entire understanding among the parties and supersedes any prior understanding and agreements between them respecting the within subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.
12.4    Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision

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of this Agreement, or the application thereof to any Person or circumstance, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.
12.5    Captions. Any article, section, paragraph titles or captions contained in this Agreement and the table-of-contents are for convenience of reference only and shall not be deemed a part of this Agreement.
12.6    Number and Gender. When necessary for proper construction hereof, the singular of any word used herein shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders.
12.7    Notices. All notices (collectively, “Notices”) required or permitted by this Agreement shall be in writing and may be delivered in person to either party or may be sent by registered or certified mail, with postage prepaid, return receipt requested, or may be sent by Federal Express or other commercial, overnight carrier, and addressed as follows:
If to Manager:

Sentinel Real Estate Services, LLC
c/o Sentinel Development Services, Inc.
18301 Von Karman Avenue, Ste. 510
Irvine, CA 92612
Attention: Colby Durnin
Facsimile: (949) 582-1339
Email: cdurnin@sentineldev.com

With a copy to:

Allen Matkins Leck Gamble Mallory & Natsis LLP
600 W. Broadway, 27th Floor
San Diego, CA 92101
Attention: Michael C. Pruter
Facsimile: (619) 233-1158
Email: mpruter@allenmatkins.com

If to Owner:

CW Sugar House, LLC c/o Cottonwood Residential 6340 South 3000 East, Suite 500
Salt Lake City, Utah 84121
Attention: Gregg Christensen

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With a copy to:

Brownstein Hyatt Farber Schreck, LLP 410 Seventeenth Street, Suite 2200 Denver, Colorado 80202-4438 Attention: Amy J. Diaz
If to Developer:

CW Sugar House JV, LLC c/o Cottonwood Residential 6340 South 3000 East, Suite 500
Salt Lake City, Utah 84121
Attention: Gregg Christensen

With a copy to:

Brownstein Hyatt Farber Schreck, LLP 410 Seventeenth Street, Suite 2200 Denver, Colorado 80202-4438 Attention: Amy J. Diaz
12.8    Assignment. Neither party hereto shall have the right to assign this Agreement or any of its rights hereunder without the prior written consent of the other party, and any such assignment in the absence of such written consent shall for all purposes be deemed null and void.
12.9    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Whenever the terms “Owner”, “Developer” and “Manager” are used herein, they shall be deemed to mean and include Owner, Developer and Manager, respectively, and their respective successors and permitted assigns in the same manner and to the same extent as if specified each time said terms appear herein.
12.10    Amendment. This Agreement may not be amended, altered or modified except by an instrument in writing and signed by the parties hereto.
12.11    Construction. The parties agree that they have both participated equally in the negotiation and preparation of this Agreement and no court construing this Agreement or the rights of the parties hereunder shall be prejudiced toward either party by reason of the rule of construction that a document is to be construed more strictly against the party or parties who prepared the same.
12.12    No Waiver. No waiver by either party of any default of any other party or of any event, circumstance or condition permitting a party to terminate this Agreement shall constitute a waiver of any other default of the other party or of any other event, circumstance or condition, permitting such termination, whether of the same or of any other nature or type and whether preceding, concurrent or succeeding; and no failure on the part of either party to exercise any right

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it may have by the terms hereof or by law upon the default of the other party and no delay in the exercise of such right shall prevent the exercise thereof by the non-defaulting party at any time when the other party may continue to be so in default, and no such failure or delay and no waiver of default shall operate as a waiver of any other default, or as a modification in any respect of the provisions of this Agreement. The subsequent acceptance of any payment or performance pursuant to this Agreement shall not constitute a waiver of any preceding default by a defaulting party or of any preceding event, circumstance or condition permitting termination hereunder, other than default in the payment of the particular payment or the performance of the particular matter so accepted, regardless of the non-defaulting party’s knowledge of the preceding default or the preceding event, circumstance or condition, at the time of accepting such payment or performance, nor shall the non-defaulting party’s acceptance of such payment or performance after termination constitute a reinstatement, extension or renewal of this Agreement or revocation of any notice or other act by the non-defaulting party.
ARTICLE 13

DISPUTE RESOLUTION
13.1    Dispute Resolution. Any controversy or dispute of any kind arising under or in connection with, or relating to this Agreement (including any dispute concerning its construction, performance or breach) shall be resolved as follows:
(a)    Mediation. The Member claiming the breach or dispute shall provide written notice to the other Member of the basis of the breach or dispute (“Notice of Dispute”). The Members shall first attempt to resolve the dispute through direct negotiations, but if the Members are unable to resolve the dispute within 5 days after the Notice of Dispute (the “Resolution Period”), then the Members shall promptly engage in and diligently pursue non-binding mediation administered by the Judicial Arbitration and Mediation Services (“JAMS”) office located closest geographically to Salt Lake City, Utah (hereinafter the “Regional JAMS Office”) in Salt Lake City, Utah. The complaining Member shall initiate mediation (“Mediation”) by serving written notice on the other Member of its intention to mediate the dispute (“Mediation Notice”) no later than 5 days after the end of the Resolution Period. The Mediation Notice shall contain a statement setting forth the nature of the dispute and the remedy sought. A copy of such Mediation Notice shall also be delivered to JAMS, together with this Mediation provision and the appropriate filing fee as required by JAMS. Within 5 days of filing the Mediation Notice, the Members shall mutually select a mediator from the JAMS list of available mediators (“Mediator”). If the Members are unable to so mutually agree during such five-day period, a Mediator shall be appointed within the shortest possible period thereafter by the Regional JAMS Office, which Mediator shall be experienced in the area of real estate and limited liability companies and who shall be knowledgeable with respect to the subject matter area of the dispute. Unless otherwise agreed to in writing by the Members, the Mediation conference shall occur at a mutually acceptable location in Salt Lake City, Utah. Neither Member may initiate Arbitration pursuant to Section 13.1(b) with respect to any dispute until the Mediation of such dispute is complete or 60-days after the Resolution Period, whichever first occurs. Any Mediation will be considered complete: (i) if the Members enter into an agreement to resolve the dispute; (ii) with respect to the Member submitting the dispute to Mediation, if the other Member

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fails to appear at or participate in a reasonably scheduled Mediation conference; (iii) if the dispute is not resolved within five days after the conclusion of the Mediation conference; or (iv) if the Mediator declares an impasse. Such conference shall be scheduled and completed within 60 days after expiration of the Resolution Period. If any dispute remains between the Members after the Mediation is complete in accordance with this Section, then either Member may commence Arbitration pursuant to Section 13.1(b) to resolve such dispute. The costs of the Mediation shall be shared equally by the Members, except that each Member shall be responsible for its own attorneys’ fees associated with the mediation; provided, however, that the attorney’s fees, costs, and expenses of Mediation (including, but not limited to, the Mediator’s fee) shall be subject to an award by the Arbitrator in favor of the prevailing party.
(b)    Arbitration. If the Members have exhausted their efforts pursuant Section 13.1(a) and have failed to resolve the dispute within 60 days following the Resolution Period (the “Mediation Period”), the rights of the Members to the dispute will be determined in arbitration (the “Arbitration”) before a single arbitrator (“Arbitrator”) administered by JAMS according to the AAA Commercial Arbitration Rules then in effect and the Federal Arbitration Act, 9 U.S.C. § 1 et seq. In the event JAMS no longer exists at the time of any such arbitration, the Members shall select a body of comparable standing to administer the arbitration. The Arbitration hearing shall take place in Salt Lake City, Utah. The complaining Member shall serve written notice on the other Member of its intention to arbitrate the dispute (“Arbitration Notice”) no later than 10 days following the end of the Mediation Period. The Arbitration Notice shall contain a statement setting forth the nature of the dispute and the remedy sought. A copy of such Arbitration Notice shall also be delivered to JAMS, together with this arbitration provision and the appropriate filing fee as required by the JAMS. Within 10 days of filing of the Arbitration Notice, the Members shall mutually select an Arbitrator from the JAMS list of available arbitrators. If the Members are unable to so mutually agree during such 10-day period, an Arbitrator shall be appointed within the shortest possible period thereafter by the Salt Lake City, Utah office of the JAMS, which Arbitrator shall be experienced in the area of real estate and limited liability companies and who shall be knowledgeable with respect to the subject matter area of the dispute. The Members shall agree within 30 days following selection of the Arbitrator to any prehearing procedures or further procedures necessary for the arbitration to proceed, including interrogatories or other discovery. Unless the matter is resolved by the Arbitrator upon a motion for summary disposition, for which a written and reasoned opinion shall be rendered forthwith, the Arbitrator shall render a decision, determination, findings, ruling, award or judgment (the “Determination”) within 30 days following the close of presentation by the Member of their cases and any rebuttal. All hearings shall be confidential and closed to the public, and the Arbitrator may enter such confidentiality orders as the Members may individually or jointly request. The Determination of the Arbitrator shall be the binding, final determination on the merits of the breach or dispute. Any judgment entered upon the award rendered may be entered in any court of competent jurisdiction and enforced by appropriate judicial action. No Determination of the Arbitrator in the Arbitration may be modified, corrected, or vacated by any court, except as provided in the Federal Arbitration Act, 9 U.S.C. Sections 10 and 11.
(c)    Arbitrator. The Arbitrator shall have full, complete, and sole authority to schedule all aspects of the Arbitration, hear and dispose of all motions, and manage discovery, and shall conduct a fair hearing as to all issues and disputes not resolved by dispositive motion. At the

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Arbitration hearing, the parties shall be entitled to present evidence and examine and cross-examine witnesses. The Arbitrator shall issue a written, reasoned decision containing the essential findings and conclusions upon which the Determination is based. In addition, the Arbitrator shall have authority to award injunctive or interim relief, damages, and attorney’s fees, costs, and expenses, but only to the extent a court of competent jurisdiction would be permitted to do so by applicable law. Any Determination rendered as the result of the Arbitration under this Agreement shall be confidential, final and binding, with no right of appeal, and any such Determination may be entered and enforced in any court having jurisdiction in accordance with applicable Law. The parties to this Agreement further agree that Section 13.1(b) and this Section 13.1(c), the Arbitration under this Agreement, and the Determination rendered in the Arbitration shall be governed by the Federal Arbitration Act, as amended.

[Signatures contained on following page]

IN WITNESS WHEREOF, Owner, Developer and Manager have caused this Agreement to be executed the day, month and year first above dated.
OWNER:
CW SUGAR HOUSE, LLC,
a Delaware limited liability company
By: COTTONWOOD SUGAR HOUSE, LLC, a Delaware limited liability company, its Sole Member

By:	CW SUGAR HOUSE JV, LLC, a Delaware limited liability company, its Manager

By:	CW SUGAR HOUSE JV GP, LLC, a Delaware limited liability company, its Manager

By:	COTTONWOOD RESIDENTIAL O.P., LP, a Delaware limited partnership, its Sole Member
By: COTTONWOOD RESIDENTIAL, INC., a Maryland corporation, its General Partner

By: /s/ Gregg Christensen

Name:	Gregg Christensen

Its:	Executive Vice President

DEVELOPER:
CW SUGAR HOUSE JV, LLC, a Delaware limited liability company

By:	CW SUGAR HOUSE JV GP, LLC, a Delaware limited liability company, its Manager

By:	COTTONWOOD RESIDENTIAL O.P., LP, a Delaware limited partnership, its Sole Member
By: COTTONWOOD RESIDENTIAL, INC., a Maryland corporation, its General Partner

By: /s/ Gregg Christensen

Name:	Gregg Christensen

Its:	Executive Vice President

MANAGER:
SENTINEL REAL ESTATE SERVICES, LLC,
a California limited liability company
By:__/s/Colby W. Durbin
Name:    Colby W. Durbin
Title:     Manager

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EXHIBIT A*
Construction Budget
*Omitted schedules will be furnished supplementally to the Commission upon request.

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EXHIBIT B*
Construction Contract
*Omitted schedules will be furnished supplementally to the Commission upon request.

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EXHIBIT C
Description of the Land
EXHIBIT D*
Plans and Specifications
*Omitted schedules will be furnished supplementally to the Commission upon request.
EXHIBIT E
Insurance Requirements
Manager’s and Submanager’s Insurance:

1.
If Manager or any Sumanager has employees, worker’s compensation insurance to the extent required by law covering Manager’s or Submanager’s employees, including employers’ liability in an amount not less than One Million Dollars ($1,000,000) and shall include a waiver of subrogation against the Owner and Cottonwood Sugar House, LLC (“CSH”);

2.
Fidelity insurance (insuring the activities of Manager, Submanager and their respective employees) in an amount not less than One Million Dollars ($1,000,000) to protect against losses due to employee dishonesty and theft by third parties and the Owner shall be named as a loss payee on the policy;

3.
Comprehensive general liability insurance written on an occurrence basis with limits of liability not less than Five Million Dollars ($5,000,000) combined single limit for bodily injury, public liability, property damage and separate and equal limits for products-completed operations and personal injury. Policy shall be primary and non-contributory to any other insurance maintained by the Owner or CSH, and the Owner shall be an additional insured under the policy; and

4.
If Manager or any Submanager has any owned, leased, hired or non-owned (but used) vehicles, commercial automobile liability covering owned, leased, hired and non-owned vehicles of Manager or Submanager, with limits of no less than $1,000,000 combined single limit for property damage and bodily injury.

Manager and any Submanager shall provide a certificate of insurance to Owner evidencing the above insurance prior to execution of this Agreement and on or before expiration of any such policy. All policies shall be maintained with insurers of secure financial condition with AM Best Rating of A (VII) or better. The cost of such insurance policies shall be paid by Manager and any Submanager, not the Owner.
Contractor’s Insurance:
1.    Workers’ Compensation: Statutory amount.

2.
Automobile Liability: $1,000,000 covering losses due to the insured’s liability for bodily injury or property damage for owned, non-owned or hired automobiles; Medical Expenses - $5,000 per person per accident; Uninsured/Underinsured Motorists’ Coverage - $1,000,000.

3.	Commercial General Liability: Bodily injury and property damage: $1,000,000 for each occurrence and $2,000,000 in the aggregate.

4.	Excess Liability Coverage: Consistent with standards required by Owner based on services provided and scale of contract.
5.    Transit Coverage: As needed for the specific job.
The minimum A.M. Best’s rating of each insurer shall be A-/VII. Manager or any Submananger shall not waive any of the above requirements without Owner’s prior written consent. Manager or Submanager shall advise Owner with respect to whether additional coverages and/or higher limits on specific contracts are appropriate, and shall require any additional coverages or higher limits specified by Owner for specific service contracts. Manager or Submanager shall obtain and keep on file a certificate of insurance for each contract which shows that each such party is so insured. Owner, the Construction Lender, and Manager shall be named as an additional insured with respect to appropriate coverages.

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